Exhibit 99.1

         CCBT Settles REIT Tax Dispute with Massachusetts DOR


    SOUTH YARMOUTH, Mass.--(BUSINESS WIRE)--June 23, 2003--CCBT Financial Companies, Inc. (the "Company") (NASDAQ: CCBT) the holding company for Cape Cod Bank and Trust Company, N.A. (the "Bank"), announced today that the Bank has entered into a settlement with the Massachusetts Department of Revenue ("DOR"), representing approximately 50% of a disputed tax liability for which the Company previously accrued income tax and related interest expense totaling approximately $5.1 million. As a result of this settlement, the Company will recognize a reduction of income tax and related interest expense of approximately $2.5 million, or approximately $.30 per share, in the second quarter of 2003.
    The Bank's settlement with the DOR is similar to and in participation with numerous other financial institutions in Massachusetts. The dispute involved the DOR's disallowance of the deduction taken by the Bank for dividends received from its REIT subsidiary for the 1999, 2000, 2001 and 2002 tax years. In March 2003, legislation was enacted in Massachusetts expressly disallowing the deduction for dividends received from a real estate investment trust subsidiary, retroactive to tax years ending on or after December 31, 1999. As a result of the enactment of this legislation, the Company ceased recording the tax benefits associated with the dividends received deduction effective for the 2003 tax year and established the $5.1 million accrual, representing an estimate of the additional state tax liability, including interest (net of any federal and state tax deduction associated with such taxes and interest), relating to the deduction for dividends received from the REIT for the 1999 through 2002 fiscal years.
    Stephen B. Lawson, President and Chief Executive Officer of the Company, commented, "While we do not agree with the DOR's contentions, we believe that the settlement is in the best interest of the Bank and will enable us to focus our efforts on the business of the Bank. We are pleased that we were able to settle the dispute for significantly less than the earlier accrual."
    This press release may contain statements that are not historical facts and are considered forward-looking statements within the meaning of the federal securities laws. These statements are based on management's beliefs and on assumptions made by, and information currently available to, management. You should not rely on forward-looking statements because the Company's actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, changes in legislation, prevailing interest rates and changes in economic conditions. The Company cautions you that, while forward-looking statements reflect its good faith beliefs when the Company makes them, they are not guarantees of future performance and are impacted by actual events when they occur after the Company makes such statements.


    CONTACT: CCBT Financial Companies
             Phillip W. Wong, 508/760-8306